Exhibit 107

Calculation of Filing Fee Tables

FORM S-8
(Form Type)

Owlet, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Class A Common Stock, par value $0.0001 per share	457(c) and 457(h)	375,000	(3)	$8.74	$3,277,500	0.0001381	$452.63
Fees Previously Paid
	Total Offering Amounts						$3,277,500		$452.63
	Total Fee Offsets								$0.00
	Net Fee Due								$452.63

(1)Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A Common Stock, par value $0.0001 per share (“Common Stock”), of Owlet, Inc. (the “Registrant”) that become issuable under the Registrant’s 2021 Incentive Award Plan, as Amended (the “2021 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)Estimated in accordance with Rule 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum price per share and the maximum aggregate offering price are based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on November 7, 2025, which date is within five business days prior to the filing of this Registration Statement.

(3)Represents 375,000 shares of Common Stock that became reserved and available for issuance under the 2021 Plan.